EXHIBIT 23.3

                          Independent Auditors' Consent


The Board of Directors
Sovereign Bancorp, Inc.
(Successors of Bankers Corp.):

We consent to the incorporation by reference in the Registation Statements (Form S-8 No. 33-20186, Form S-8 No. 33-29038, Form S-8 No. 33-39453, Form S-8 No.
33-44108, Form S-8 No. 33-89526, Form S-8 No. 33-89592, Form S-8 No. 333-05251,
Form S-8 No. 333-05309, Form S-3 No. 33-46870, Form S-3 No. 333-74743 and Form
S-3 No. 333-09113) of Sovereign Bancorp, Inc. and in the related prospectus of our report dated January 31, 1997, except as to Note 2, which is as of February 5, 1997, relating to the consolidated statements of income, changes in stockholders' equity and cash flows of Bankers Corp. and subsidiary for the year ended December 31, 1996, which report appears in the amendment to the 1998 Annual Report on Form 10-K/A of Sovereign Bancorp, Inc.


                                                            /s/ KPMG LLP

Short Hills, New Jersey
May 25, 1999